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                                                                    EXHIBIT 99.1

CONTACT:
Jerry Wong
POET Software Corporation
(650) 577-2500
jwong@poet.com

   POET announces the sale of Content Management Suite product line to Sorman

San Mateo, Calif., October 5, 2000. (Neuer Markt: POXA) The Content Management Suite (CMS) product line of POET Holdings, Inc. was sold to Sorman Information AB, Vaxjo, a Swedish company. The agreement provides that Sorman will assume the intellectual property rights for CMS worldwide except for the United States, Canada and South Korea and the obligations associated with the European CMS customer base. Sorman has a six month exclusive option to assume the intellectual property rights for the United States and Canada.

The agreement includes a license fee arrangement which would provide license revenues to POET based upon future CMS sales by Sorman within the next three years. In addition, Sorman has entered into a license agreement for the POET Object Server Suite (OSS).

About POET Software
POET Software offers solutions for the data management and emerging B2B eCommerce markets. POET eCatalog Suite (eCS) is a self-service application allowing supplier organizations and Net Marketplaces to efficiently create, manage and distribute customized catalog data over the Internet. The Company's award-winning object database solution, Object Server Suite (OSS) is widely embedded in next-generation packaged applications and smart devices. POET Software is a wholly owned subsidiary of POET Holdings, Inc. and headquartered in San Mateo, Calif., with offices throughout the US and Western Europe. POET Holdings, Inc. is publicly traded on the Frankfurt Stock Exchange (Neuer Markt:
POXA). For more information visit www.poet.com or call 650-577-2500.